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                                                                       EXHIBIT 9

                 [James D. Wolfensohn Incorporated Letterhead]

                                                        March 15, 1995
Board of Directors
The United States Shoe Corporation
One Eastwood Drive
Cincinnati, Ohio 45227

Members of the Board:

We have acted as financial advisor to The United States Shoe Corporation ("U.S. Shoe") in connection with its consideration of the offer by Luxottica Acquisition Corp. (the "Bidder"), an indirect wholly-owned subsidiary of Luxottica Group S.p.A. ("Luxottica"), to purchase all of the outstanding common shares of U.S. Shoe at a price equal to $24.00 per share in cash upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 3, 1995 and the related Letter of Transmittal (the "Offer"). The terms and conditions of the Offer are more fully set forth in the Schedule 14D-1 filed by the Bidder and Luxottica with the Securities and Exchange Commission on March 3, 1995 (the "Schedule 14D-1").

You have asked us for our opinion, as investment bankers, as to the adequacy, from a financial point of view, of the consideration to be paid pursuant to the Offer to the shareholders of U.S. Shoe.

In connection with rendering our opinion, we have:

         (i)     reviewed the Schedule 14D-1;

         (ii) reviewed certain business, financial and other information regarding U.S. Shoe, which was publicly available;

         (iii) reviewed certain internal information primarily financial in nature (including projections, forecasts, estimates and analyses prepared by U.S. Shoe) concerning the business, assets, liabilities and prospects of U.S. Shoe;

         (iv) conducted discussions with various members of senior management of U.S. Shoe concerning U.S. Shoe's current business operations, financial condition and results and prospects, and potential alternatives to the Offer;

         (v) reviewed public information with respect to certain other companies whose businesses we believe to be relevant to an assessment of the businesses of U.S. Shoe.
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Board of Directors
The United States Shoe Corporation
March 15, 1995
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         (vi)    reviewed the current and historical trading prices and
                 activities of the common stock of U.S. Shoe and certain other companies we believe to be relevant;

         (vii) compared the terms of the Offer to the terms of similar transactions involving certain other companies we believe to be relevant; and

         (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate and feasible.

We have not assumed responsibilities for independent verification of any information, whether publicly available or furnished to us, concerning U.S. Shoe, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have assumed and relied upon the accuracy and completeness of all such information and have not conducted a physical inspection of any of the properties or assets, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of U.S. Shoe. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of U.S. Shoe as to the matters covered thereby and in rendering our opinion we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to U.S. Shoe in connection with the Offer and will be paid a fee for our services as financial advisor, including fees that are contingent on the sale of all or of certain segments of U.S. Shoe. Our firm provides additional financial advisory services to U.S. Shoe and receives fees for the rendering of these services.

It is understood that our engagement and this letter are solely for the benefit and information of the Board of Directors of U.S. Shoe in connection with its consideration of the Offer and are not on behalf of, and are not intended to confer any rights or remedies on, any holder of any security of U.S. Shoe, or any other person or entity. In addition, this letter may not be used for any other purpose than for the sole benefit and information of the Board of Directors of U.S. Shoe without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration offered pursuant to the Offer is inadequate, from a financial point of view, to the shareholders of U.S. Shoe.


                               Very truly yours,

                               JAMES D. WOLFENSOHN INCORPORATED